Exhibit 3.2
AMENDMENT NO. 1 TO AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
CROSSTEX ENERGY GP, LLC
AMENDMENT NO. 1 TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF CROSSTEX ENERGY GP, LLC (this “Amendment”), dated as of January 19, 2010, is by and among Crosstex Energy, Inc., a Delaware corporation (“CEI”) and the sole Member of Crosstex Energy GP, LLC, a Delaware limited liability company (the “Company”). Capitalized terms used herein and not otherwise defined shall have their respective meanings as set forth in the Limited Liability Company Agreement of the Company (the “LLC Agreement”).
WHEREAS, pursuant to the terms of that certain Board Representation Agreement dated as of the date hereof to which CEI and the Company are parties, the Member desires to amend the LLC Agreement as set forth herein.
NOW, THEREFORE, the LLC Agreement is hereby amended as follows:
Section 1. Amendment.
(a) Section 5.02 of the LLC Agreement is hereby amended and restated in its entirety as follows:
5.02 Number; Qualification; Tenure. The number of directors constituting the Board shall be two (the “Directors”), unless otherwise increased from time to time pursuant to a resolution adopted by the Directors. One of such directors shall be elected or approved by the Member and shall serve as Director of the Company until his or her death or removal from office or until his or her successors are elected and qualified. The other of such directors (the “Purchaser Designated Director”) shall be elected or approved pursuant to that certain Board Representation Agreement dated as of January 19, 2010 to which the Company and the Member is a party (the “Board Representation Agreement”) and shall serve until his or her death, resignation or removal from office or until his or her successors are elected and qualified, as provided in the Board Representation Agreement; provided, however, that upon the occurrence of a Designation Right Termination Event (as defined in the Board Representation Agreement), the Purchaser Designated Director shall be elected, approved, and may be removed by, and will resign upon the request of, the Member or the determination of a majority of the other Directors. Any additional directors shall be elected or approved by the Member and shall serve as directors of the Company until their death or removal from office or until their successors are elected and qualified.
As of the date of Amendment No. 1 to this Agreement, the Directors of the Company are Barry E. Davis, Rhys J. Best, Leldon E. Echols, Bryan H. Lawrence, Sheldon B. Lubar, Cecil E. Martin, Jr., Kyle D. Vann and D. Dwight Scott.
(b) Section 5.08 of the LLC Agreement is hereby amended by adding the following proviso at the end of the last sentence of such Section:

; provided, however, that prior to a Designation Right Termination Event (as defined in the Board Representation Agreement) any vacancy by the Purchaser Designated Director shall be filled only as provided in the Board Representation Agreement.
(c) Section 5.10 of the LLC Agreement is hereby amended and restated in its entirety as follows:
5.10 Removal. Any Director or the entire Board may be removed, with or without cause, by the Member; provided, however, until the occurrence of a Designation Right Termination Event (as defined in the Board Representation Agreement), the Purchaser Designated Director shall be removed only as provided in the Board Representation Agreement.
(d) A new Section 5.11 is hereby added to the LLC Agreement as follows:
5.11 Acknowledgement of Other Business Opportunities. The Company and the Member acknowledge and agree that the Purchaser Designated Director may have interests in, participate with, assist and maintain seats on the board of directors or similar governing body of other businesses and that the Purchaser Designated Director may become aware of business opportunities that could be suitable for the Company or its affiliates. The Company and the Member (a) acknowledge that the Purchaser Designated Director shall have no duty to disclose to the Company or its affiliates any such business opportunities, whether or not competitive with the Company’s business and whether or not the Company might be interested in such business opportunities for itself and may use such business opportunity personally or in connection with such other businesses and (b) waive any claims it may have against the Purchaser Designated Director in connection with such business opportunities; provided, however, that during the Purchaser Designated Director’s term of service and at all times thereafter, the Purchaser Designated Director shall not use or disclose, and shall maintain the confidentiality of, all information regarding the Company, its affiliates and their respective businesses obtained by the Purchaser Designated Director in the course of its service to the Company, except as necessary to discharge such Purchaser Designated Director’s duties to the Company or any use or disclosure which counsel advises is required by applicable law.
Section 2. Ratification of LLC Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the LLC Agreement shall remain in full force and effect.
Section 3. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.
(Signature page follows)

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

MEMBER: CROSSTEX ENERGY, INC.
By:	/s/ Joe A. Davis
	Name:	Joe A. Davis
	Title:	Executive Vice President, General Counsel & Secretary